Exhibit 99.1

INSULET REPORTS SECOND QUARTER 2014 RESULTS

Company Achieves Record Revenue and Gross Profit

BEDFORD, MA, August 7, 2014 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2014.

Second Quarter Results

Second quarter 2014 revenue increased 20% to $72.0 million, compared to $60.1 million in the second quarter of 2013. Gross profit for the second quarter of 2014 rose 33% to $35.8 million from $26.8 million for the second quarter of 2013. The Company reached 50% gross margin for the second quarter of 2014, compared to 45% for the second quarter of 2013.

“We made significant progress across all aspects of the business in the second quarter. Revenue increased by 35% within the OmniPod business and 20% overall,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We achieved a 50% gross margin for the first time and excluding the impact of the patent settlement, we generated nearly $2 million of operating profit. I remain confident and excited about a strong second half of the year as we begin to see the return of investment in our new commercial team members, continue to see additional gross margin expansion and remain operating profitable.”

Operating expenses were $41.0 million in the second quarter of 2014 compared to $32.7 million in the second quarter of 2013. During the second quarter, the Company settled patent infringement litigation with Becton, Dickinson and Company resulting in one-time settlement and legal costs totaling approximately $7 million. Operating loss for the second quarter of 2014 was $5.3 million, compared to an operating loss of $5.8 million in the second quarter of 2013, an improvement of 9%. Excluding the impact of the settlement and legal costs, the Company would have reported an operating profit of $1.7 million in the quarter.

Interest and other expense was $23.8 million in the second quarter of 2014 compared to $4.6 million in the second quarter of 2013. The increase in interest and other expense is due to the loss from the extinguishment of debt recorded in June 2014. The Company sold approximately $201.3 million in principal amount of 2% Senior Convertible Notes due June 2019 and concurrently repurchased $114.9 million in principal amount of 3.75% Senior Convertible Notes due June 2016 for a cash payment of approximately $160.7 million. The Company recorded an $18.9 million loss from the extinguishment of debt in the second quarter of 2014 in connection with the repurchase of its 3.75% Notes. The remaining $28.8 million of 3.75% Senior Convertible Notes were subsequently called on June 17, 2014 and retired on July 28, 2014 for $28.8 million in cash and approximately 348,000 shares of common stock.

Net loss for the second quarter of 2014 was $29.1 million, or $0.53 per share, compared to a net loss of $10.5 million, or $0.20 per share, for the second quarter of 2013. Excluding the impact of the extinguishment of debt and the settlement and legal costs, the Company’s net loss was $3.2 million or approximately $0.06 per share.

For the six months ended June 30, 2014, revenue increased 20% to $141.2 million from $117.4 million for the first six months of 2013. Gross profit for the first six months of 2014 was $68.6 million, as compared to a gross profit of $52.0 million in the first six months of 2013. Operating loss for the six months ended June 30, 2014 was $7.2 million, as compared to an operating loss of $12.0 million in the six months ended June 30, 2013. Net loss for the first six months of 2014 was $35.3 million, or $0.64 per share, compared to $21.2 million, or $0.40 per share, for the first six months of 2013.

As of June 30, 2014, the Company had cash and cash equivalents of $175.5 million compared to $149.7 million at December 31, 2013.

Guidance
For the year ending December 31, 2014, the Company updated its estimate of revenue to be in the range of $290 to $300 million. The Company adjusted the midpoint of 2014 guidance down approximately 3%, reflecting a payor issue that is delaying new patient starts due to changes in the payor’s general pump reimbursement policies. For the third quarter of 2014, the Company expects that revenue will be in the range of $73 to $77 million.
Conference Call
Insulet will host a conference call on Thursday, August 7, 2014 at 5:00PM Eastern time to discuss the Company’s second quarter 2014 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (844) 831-3022 for domestic callers and (315) 625-6887 for international callers. The passcode is 81289258. A replay of the conference call will be available two hours after the start of the call through August 21, 2014 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 81289258. An online archive of the conference call will also be available by accessing the Investor Information section of the Company's website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement
The 2014 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue and operating profitability. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; failure to retain and manage successfully Neighborhood Diabetes’ Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the 2% Convertible Senior Notes due June 15, 2019; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2014 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:
Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited) (In thousands, except share and per share data)
Revenue	$72,013	$60,092	$141,174	$117,448
Cost of revenue	36,248	33,259	72,601	65,460
Gross profit	35,765	26,833	68,573	51,988
Operating expenses:
Research and development	6,677	5,174	13,456	9,570
General and administrative	19,512	13,901	33,771	26,995
Sales and marketing	14,856	13,580	28,512	27,451
Total operating expenses	41,045	32,655	75,739	64,016
Operating loss	(5,280)	(5,822)	(7,166)	(12,028)
Interest and other expense, net	(23,779)	(4,579)	(27,972)	(8,907)
Loss before income taxes	(29,059)	(10,401)	(35,138)	(20,935)
Income tax expense	(52)	(118)	(117)	(249)
Net loss	$(29,111)	$(10,519)	$(35,255)	$(21,184)
Net loss per share basic and diluted	$(0.53)	$(0.20)	$(0.64)	$(0.40)
Weighted-average number of shares used in calculating net loss per share	55,425,949	53,834,707	55,258,419	53,445,715

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2014	As of December 31, 2013
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$175,545	$149,727
Accounts receivable, net	41,797	33,067
Inventories	8,765	9,464
Prepaid expenses and other current assets	5,725	5,940
Total current assets	231,832	198,198
Property and equipment, net	34,159	32,356
Intangible assets, net	15,882	18,040
Goodwill	37,536	37,536
Other assets	5,919	1,825
Total assets	$325,328	$287,955
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$18,610	$19,359
Accrued expenses and other current liabilities	24,588	19,478
Deferred revenue	1,255	900
Current portion of capital lease obligations	2,872	2,637
Current portion of long-term debt	23,874	—
Total current liabilities	71,199	42,374
Capital lease obligations	3,893	5,390
Long-term debt	165,870	113,651
Other long-term liabilities	1,521	1,943
Total liabilities	242,483	163,358
Redeemable convertible debt	4,961	—
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2014 and December 31, 2013. Issued and outstanding: zero shares at June 30, 2014 and December 31, 2013.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2014 and December 31, 2013. Issued and outstanding: 55,495,352 and 54,870,424 shares at June 30, 2014 and December 31, 2013, respectively.	55	55
Additional paid-in capital	639,609	651,067
Accumulated deficit	(561,780)	(526,525)
Total stockholders’ equity	77,884	124,597
Total liabilities, redeemable convertible debt and stockholders’ equity	$325,328	$287,955